Exhibit 99.1

URI Reports Net Income for Third Quarter

CENTENNIAL, Colo., November 9, 2015 – Uranium Resources, Inc. (Nasdaq: URRE; URI) closed the strategic and transformational merger (Merger) with Anatolia Energy Limited (Anatolia) on November 9, 2015. URI has commenced a formal update to the February 2015 Temrezli Pre-Feasibility Study, which is expected to be completed in early 2016.

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With the merger with Anatolia now complete, URI is actively progressing the high-grade, low-cost Temrezli in-situ recovery (ISR) Project towards production in Central Turkey. The successful development of this near-term project will put URI on the path to profitable uranium production, which URI believes will be well-timed to take advantage of the favorable outlook for uranium.

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URI’s engineering and design team has made significant progress on planning and logistics for relocation of our Rosita facility’s processing equipment and satellite ion exchange units for use at the Temrezli Project.

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Subsequent to the end of the third quarter, URI executed a Binding Letter of Intent (LOI) for the sale of its Churchrock and Crownpoint projects in New Mexico to Laramide Resources Ltd. (TSX:LAM) for $12.5 million, contingent on Laramide’s expected financing initiative. For further detail on this transaction, please refer to the Company’s news release issued earlier today.

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Due to the gain from the sale of the Roca Honda assets in New Mexico of $4.9 million and after recording operating expenses and interest expense, URI reported net income of $305,000 or $0.01 per share for 3Q 2015 compared with a net loss of $(3.99) million or $(0.16) per share for 3Q 2014.

Christopher M. Jones, President and Chief Executive Officer of URI said, “URI has commenced a new chapter in its 38 year history through this transformational Merger with Anatolia. Our goal is to create the next low-cost uranium ISR producer, beginning with the high-margin Temrezli Project in Central Turkey. URI’s highest priority is to advance the high-grade Temrezli in-situ recovery project into commercial production as quickly and efficiently as possible.”

Business Highlights for the Third Quarter:

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URI and Anatolia shareholders both overwhelmingly approved the merger of the two companies, including the issuance of URI common shares to effect the combination. Former Anatolia shareholders now own approximately 41% of the newly combined company, with the remainder being held by existing URI shareholders.

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URI received $2.5 million cash, 76,455 Energy Fuels’ shares (NYSE MKT: UUUU) and other consideration on closing of the sale of its non-core assets in the Roca Honda area of New Mexico to Energy Fuels Inc. as announced in URI’s news release on August 3, 2015.

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Net cash used in operating activities was $2.65 million in 3Q 2015 compared with $2.87 million in 3Q 2014.

Third Quarter and Nine-Month Review

After expenses and recording of a gain of $4.9 million, including a cash gain of $2.5 million, for the sale of the Roca Honda assets, URI reported net income of $305,000 for the 3Q 2015 compared with a net loss of $(3.99) million for 3Q 2014. URI had a net loss of $(8.0) million for the first nine months of 2015, a 24% improvement against the larger net loss of $(10.58) million for the first nine months of 2014.

Excluding non-cash stock compensation, URI’s cash expenditures for general and administrative costs and mineral property expenses were $3.6 million in 3Q 2015, 40% higher than 3Q 2014, and $9.6 million in the first nine months of 2015, slightly higher than the $8.9 million total for the first nine months of 2014. The increase for the third quarter on a year-over-year basis was driven mostly by increased general and administrative costs largely due to the merger costs and $193,000 for the evaluation and acquisition of historic data for the Butler Ranch properties as described in the Company’s news release of July 7, 2015. In addition, the lower recorded expenditures in 3Q 2014 were due to the payment of $342,000 in non-cash stock payment for a property lease.

The Company’s total shares outstanding are now 50.5 million, pending the issuance of the shares for the payment of certain transaction fees.

Balance Sheet and Liquidity Update

The Company ended the third quarter with cash and cash equivalents of $3.8 million. URI believes its current cash balance is sufficient to provide liquidity to fund its current operations through the end of 2015. Upon closing of the sale of Churchrock and Crownpoint projects, URI expects to receive cash of $5.25 million and an additional $7.25 million to follow over the next three years, not including interest. While this cash injection will enhance URI’s balance sheet and while URI continues to have access to additional funding through its At-The-Market agreement to sell common stock, under which there is approximately $6.0 million available, the Company expects it will need to raise additional funding. In addition, URI continues to evaluate post-Merger financing options, including those involving the Temrezli Project.

Tables 1 and 2: Financial Summaries (unaudited)

($ in 000)	Sept 30, 2015	June 30, 2015	March 31, 2015	Dec. 31, 2014
Cash and Cash Equivalents	$3,836	$4,485	$8,381	$5,570
Current Assets	6,239	6,031	9,437	6,433
Current Liabilities	3,946	2,806	2,645	2,672
Working Capital	2,293	3,225	6,792	3,761
Total Assets	44,802	42,546	46,023	43,104
Convertible Loan	8,000	8,000	8,000	8,000
Total Shareholders' Equity	$29,921	$29,357	$33,571	$31,137

($ and Shares in 000, Except Per Share and Uranium Price)	First Nine Months 2015	3Q 2015	2Q 2015	1Q 2015	First Nine Months 2014	3Q 2014	2Q 2014	1Q 2014	First Nine Months Variance	3Q YOY Variance
Net Cash Used in Operations	$(8,481)	$(2,646)	$(3,136)	$(2,699)	$(9,648)	$(2,865)	$(3,033)	$(3,749)	-12%	-8%
Mineral Property Expenses	3,021	920	1,292	809	2,929	987	1,062	880	3%	-7%
General and Administrative, including Non-cash Stock Compensation	7,352	2,851	2,406	2,095	7,002	2,202	2,157	2,642	5%	29%
Non-Cash Interest & Fees Incurred on Convertible Loan	522	180	161	181	513	200	175	138	2%	-10%
Net Income/(Loss)	$(8,008)	$305	$(4,552)	$(3,761)	$(10,583)	$(3,993)	$(3,128)	$(3,460)	-24%	-108%
Net Income/(Loss) Per Share	$(0.28)	$0.01	$(0.15)	$(0.14)	$(0.44)	$(0.16)	$(0.13)	$(0.15)	-36%	-106%
Avg. Weighted Shares Outstanding	28,799	30,010	29,794	26,555	23,987	24,954	24,619	22,359	20%	20%
Uranium Average Weekly Spot Price for the Period (source: UxC)	$37.08	$36.48	$37.41	$37.95	$31.99	$31.17	$29.65	$35.15	16%	17%
Uranium Long-term Price at Period End (source: UxC)	$47.00	$44.00	$46.00	$49.00	$46.11	$44.33	$45.00	$47.00	2%	-1%

Outlook

URI’s 2015 goals outlined below remain unchanged:

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Achieve zero lost time incidents,

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Complete and evaluate drill results from the phase one exploration drilling programs at Butler Ranch and Alta Mesa Este projects in South Texas,

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Establish the scope and timing for phase two exploration programs,

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Achieve the targeted cash expenditure level of $9.0 million, excluding the transaction costs for the Merger, Anatolia’s operating costs post-merger and other transactions, and

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Increase shareholder value by adding to our portfolio of quality mineralized material and pursuing opportunistic, value-accretive acquisitions and partnering opportunities.

About Uranium Resources

Uranium Resources, Inc. (URI) is focused on advancing to near-term production the Temrezli in-situ recovery (ISR) project in Central Turkey. URI also controls extensive exploration properties under nine exploration and operating licenses covering approximately 44,700 acres (over 18,000 ha) with numerous exploration targets, including the potential satellite Sefaatli Project, which is 25 miles (40 km) southwest of the Temrezli Project. In Texas, the Company has two licensed and currently idled processing facilities and approximately 17,000 acres (6,900 ha) of prospective ISR projects. In New Mexico, controls minerals rights encompassing approximately 186,000 acres (73,500 ha) in the prolific Grants Mineral Belt in New Mexico, which holds one of the largest known concentrations of sandstone-hosted uranium deposits in the world. Incorporated in 1977, URI also owns an extensive uranium information database of historic drill hole logs, assay certificates, maps and technical reports for the Western United States.

Cautionary Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects," "estimates," "projects," "anticipates," "believes," "could," and other similar words. All statements addressing operating performance, events or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the proposed transaction between URI and Laramide, including entry into and the terms and conditions of definitive documentation and the timing of definitive documentation and closing, the benefits of the combination with Anatolia Energy, the timing, occurrence or cost of production at the Company’s properties, including the timing of construction, permits and initial production at the Temrezli Project, the timing and conclusions of the updated technical report and economic analysis at the Temrezli Project, the potential relocation of the Rosita plant to Turkey, the availability of financing to the Company, and the achievement of URI’s 2015 goals are forward-looking statements. are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, (a) the Company's ability to raise additional capital in the future; (b) spot price and long-term contract price of uranium; (c) the Company's ability to reach agreements with current royalty holders; (d) operating conditions at the Company's projects; (e) government and tribal regulation of the uranium industry and the nuclear power industry; (f) world-wide uranium supply and demand; (g) maintaining sufficient financial assurance in the form of sufficiently collateralized surety instruments; (h) unanticipated geological, processing, regulatory and legal or other problems the Company may encounter, including in Turkey; (i) the ability of the Company to enter into and successfully close acquisitions or other material transactions, including the proposed transaction with Laramide, and other factors which are more fully described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company's underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company's forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

Competent Person

Technical information in this release as well as references to mineral resources in Texas and New Mexico are based on information compiled by Dean T. “Ted” Wilton (CPG-7659), who is Chief Geologist and Vice President of URI, and a Qualified Person under Canada National Instrument 43-101. Mr. Wilton is a Professional Geologist in the State of Wyoming and is a Certified Professional Geologist by the American Institute of Professional Geologists a Recognized Overseas Professional Organization (ROPO) as listed by the ASX. Mr. Wilton has over 40 years of minerals industry experience, including more than 5 years of experience that are relevant to the style of mineralization and type of deposit under consideration. He is a Competent Person as defined in the 2012 Edition of the “Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves”. Mr. Wilton consents to the inclusion in this release of the matters based on their information in the form and context in which it appears.

Uranium Resources Contacts:

Wendy Yang
303-531-0478
www.uraniumresources.com

Robert Winters, Alpha IR Group
929-266-6315
robert.winters@alpha-ir.com